Exhibit 99.1

AON INITIATES CEO SUCCESSION PROCESS

PATRICK G. RYAN TO REMAIN CEO UNTIL A SUCCESSOR IS CHOSEN AND CONTINUE AS CHAIRMAN

Andrew J. McKenna, Head of Board’s Governance Committee, to Lead Search Committee

Chicago, IL - September 30, 2004 – Aon Corporation (NYSE: AOC) announced today that the company is implementing its management succession plan and has begun a search for a new president and chief executive officer.  Patrick G. Ryan, 67, will continue to serve as CEO until a successor is named and, thereafter, will continue as chairman of the Board of Directors.  Andrew J. McKenna, who heads the Board’s Corporate Governance Committee, will lead a Search Committee, which will be assisted by an executive recruiting firm to be selected shortly.

Mr. Ryan said, “We have built Aon into one of the largest and most respected companies in the insurance industry, fulfilling a strategy that we had established many years ago.  Having served as CEO of Aon and its predecessor for 40 years, it is now time for a new generation of leadership.  As chairman, I will do all I can to support the new CEO in a smooth transition.  Aon has the best employees in our industry, and I will continue to work with them to maintain and build key client relationships around the world.”

Mr. McKenna said, “As the company’s founder, Pat Ryan has become synonymous with Aon.  He is an extraordinary leader, having built Aon into a globally respected franchise with all of the elements necessary to effectively compete and succeed.   With Pat’s continuing support and involvement, the Board is confident that the new CEO will be able to hit the ground running, build successfully on the Aon platform, and execute on our initiatives to improve financial performance.”

Commenting on the search process, Mr. McKenna added, “We expect to complete the search as expeditiously as possible consistent with finding the right person to lead Aon into the future.  We seek a proven executive who can build on our sophisticated global professional services platform, drive innovation and shareholder value, and attract and manage the industry’s best talent.”

Michael D. O’Halleran, 54, Aon’s current president and chief operating officer, has advised the Board that he is not a candidate for the CEO position.  He becomes senior executive vice president of the company with continued responsibility for global reinsurance brokerage, wholesale brokerage, and managing underwriting activities.

Mr. Ryan said, “Mike has been a valued partner in building Aon, and I am grateful for his many contributions and for his assurances that he will continue to lend his talents to the company.  I respect his decision.  I have asked Mike to oversee global reinsurance and wholesale brokerage, businesses in which he is an acknowledged industry leader.”

Mr. O’Halleran said, “I have asked not to be considered as Pat’s successor, and therefore I believe it is appropriate for me now to relinquish the president and chief operating officer titles.  Further, I do not intend to stand for re-election as a director at the 2005 annual shareholders’ meeting.  I have spent much of my career helping to build Aon’s reinsurance business, and I look forward to focusing my energies on the tremendous global opportunities within our reinsurance, wholesale brokerage, and managing underwriting businesses.”

Aon Corporation (www.aon.com) is a leading provider of risk management services, insurance and reinsurance brokerage, human capital and management consulting, and specialty insurance underwriting. The company employs approximately 52,000 professionals in its 600 offices in more than 120 countries. Backed by broad resources, industry knowledge and technical expertise, Aon professionals help a wide range of clients develop effective risk management and workforce productivity solutions.

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results, depending on a variety of factors. Potential factors that could impact results include the general economic conditions in different countries around the world, fluctuations in global equity and fixed income markets, exchange rates, rating agency actions, resolution of regulatory issues, including those related to compensation arrangements with underwriters, pension funding, ultimate paid claims may be different from actuarial estimates and actuarial estimates may change over time, changes in commercial property and casualty markets and commercial premium rates, the competitive environment, the actual costs of resolution of contingent liabilities and other loss contingencies, and the heightened level of potential errors and omissions liability arising from placements of complex policies and sophisticated reinsurance arrangements in an insurance market in which insurer reserves are under pressure. Further information concerning the Company and its business, including factors that potentially could materially affect the Company’s financial results, is contained in the Company’s filings with the Securities and Exchange Commission.

# # #

Investor Contact: Sean O’Neill

Corporate Vice President, Financial Relations

312.381.3983

Media Contact:     Gary Sullivan

Senior Vice President, Corporate Communications

312.381.2467

Gary_Sullivan@aon.com